Exhibit 10.4

Master Agreement on Credit Business

No.: (2011)005

Party A：Kunming Shenghuo Pharmaceutical (Group) Co., Ltd.

Business License No.: 530100400000723

Legal Representative/Person-in-Charge）：Gui Hua Lan

Place of Residence: No.2 Jing You Road, Kunming Economic and Technological Development Zone

Post Code：650217

Account Information: Opened the account (No.137218406923) in Bank of China, Yunnan Branch

Tel：+86-871-7282608      Fax：+86-871-7282620

Contact Person: Qiong Hua Gao

Party B: Bank of China, Yunnan Branch

Legal Representative/Person-in-Charge: Jiong Tan

Place of Residence：No. 515, Beijing Road, Kunming City

Post Code：650051

Tel：+86-871-3178394                        Fax：+86-871-3106038

Whereas:

Party A will conduct business with Party B in categories of bank loan, trade financing and letter of guarantee, for purpose of clarifying rights and obligations, the two party hereby entered into this Agreement through fully amicable negotiation:

Article I   Scope of Business
Party A will conduct business with Party in categories of bank loan, overdraft of accounts of legal persons, bank acceptance, trade financing, letter of guarantee, capital business and other credit business (hereinafter referred to as “Single Credit Business”) pursuant to this Agreement.
The trade financing business under this Agreement includes establishing both international and domestic letter of credit, import documentary bill, shipping guarantee, packing credit, export documentary bill, export discount under the letter of credit, buyer and seller documentary bill with domestic letter of credit, domestic letter of credit negotiation and other overseas or domestic trade financing business.

Article II  Agreement Needs to be Signed for Conduction of Single Credit Business
When Party A submits an application of conducting single credit business under this Agreement to Party B, it is required to submit application and/or sign the agreement/contract correspondingly (hereinafter referred to as “Single Credit Business”).

Article III Term on Business Cooperation
The term of single credit business under this Agreement is valid from the date of coming into force of this Agreement to          .
Upon the expiration of the above term, it could be extended by signing a supplementary agreement by both parties after fully negotiation. This supplementary agreement constitutes a part of this Agreement, matters not stipulated in the supplementary agreement are applicable to provisions prescribed in this Agreement and shall have the same legal force.
The expiration of term shall not affect the legal force of this Agreement and not constitute the reason of terminating this Agreement. The single credit business under this Agreement shall keep being performed pursuant to this Agreement and relevant single agreement; those already happened rights and obligations shall be fully performed.

Article IV Conditions on Conducting Single Credit Business
Party A shall meet the following conditions as required by Party B, in order to conduct the single credit business:
1.	Preserve related company documents, bills, seals, name list of concerned persons and specimen signature for Party B, as well as fill out related vouchers;
2.	Open an account necessary to conduct single credit business;
3.	Has established valid guarantee as required by this Agreement and single agreement;

4.	Preconditions on conducting such business as required by single agreement;
5.	Other conditions as required by Party B.

Article V Guaranty
A guarantee contract will be executed separately for debts under this business agreement when conducting single credit business.
In case following events happen to Party A or Guarantor: 1) an event, in Party B’s consideration, could hinder Party A or Guarantor’s ability of performing the agreement; 2) the guaranty contract becomes invalid, been cancelled or terminated; 3) encounters financial condition deterioration, involves in material litigation or arbitration or ability of contract performance has been reduced for other reasons; 4) Guarantor violates the contract (including other guaranty contract) signed with Party B; or 5) the collateral suffers value reduction, damage, lost and attachment, therefore causing a significant weakening or lost of guarantee capability; Party B has the right to request Party A to change the Guarantor or provide new collateral for the debt.

Article VI  Statements and Commitments by Party A
Party A makes statements as below:
1.	It is legally registered and existed, possessing full capacity for civil conduct necessary to sign and perform this Agreement;
2.
The signing and performing of this Agreement represents Party A’s real intentions, it has obtained legal and effective authorization as per requirements of its articles of incorporation or other documents on internal management; it would not violate any agreement, contract or other legal document binding to it; it has already obtained or will obtain all necessary approvals or registrations for the signing and performing of this Agreement.

3.	All documents, financial statements, vouchers and other materials provided to Party B are authentic, complete, precise and valid;
4.	The trading background of applied business are true and legal, no intention of conducting illegal activities, such as money laundering;
5.	It doesn’t hide any event that could have adverse affect to its financial condition and ability of contract performing from Party B.

Party A makes commitments as below:
1.	Upon the request of Party B, providing it with financial statements (including but not limited to annual report, quarterly report and monthly report) and other related information;
2.	Accept Party B’s supervision over its conditions on credit usage, related production and operation and financial activities, and will assist Party B for this purpose;
3.
If Party A signs a counter-guarantee contract or similar contract with the Guarantor under this Agreement against its guarantee obligation, this contract wound not damage any of Party’s rights under this Agreement;

4.
If any event that could affect Party A or the Guarantor’s financial condition and ability of contract performing happen, including but not limited to any form of separation, merger, joint operation, joint venture, cooperation, contracting operation, restructure, reform, intention of going public and other changes in business pattern, reduction in registered capital, major transfer of assets or stock right, material liability undertaking, or set up new guarantee on collateral, attachment, dismiss, cancellation or bankruptcy of collateral, or involve in material litigation or arbitration; Party A shall inform Party B in a timely manner;

5.	For matters are not stipulated in this Agreement and single agreement, Party A agrees to handle them as per Party B’s related rules and practices of business.

Article VII Disclosure of Affiliated Party and Transaction within the Group where Party A Locates
The agreements between the two parties are applicable to the first provision as below:
1. Party A not belongs to group client as defined by Party A pursuant to Guidance for Commercial Bank on Risk Management of Group Client’s Credit Business (hereinafter referred to as “Guidance”).

Article VIII Event of Default and Default Treatment
Happening of any of following events shall constitute Party A’s violation of this Agreement and single agreement:
1.	Party A fails to perform its obligation of paying off as prescribed by this Agreement and single agreement;
2.	Party A fails to use the obtained capital on specified purpose as prescribed by this Agreement and single agreement;
3.	Party A makes untrue statement in this Agreement and single agreement, or violates the commitment it has made in this Agreement and single agreement;
4.
Upon happening of condition as prescribed in Article VI.2.4), Party B thinks it would affect Party A or the Guarantor’s financial status and ability of contract performing, while Party A is reluctant to provide new guarantee or change Guarantor as required by this Agreement;

5.	Party A terminates operation or encounters dismiss, cancellation or bankruptcy;
6.	Party A violates other provisions under this Agreement and single agreement with regard to its rights and obligations;
7.	Party A conducts default activities under other agreements reached between the two parities or between Party A and other institutions affiliated to Bank of China;
8.
The Guarantor violates the guarantee contract, or conducts default activities under other contracts reached between the two parities or between Party A and other institutions affiliated to Bank of China.

Upon happening of above mentioned default events, Party B may take any or all of following measures:
1.	Request Party A or Guarantor to correct its default activities within given period;
2.	Wholly or partly reduce, suspend or terminate the line of credit been granted to Party A;
3.
Wholly or partly suspend or terminate Party A’s business application under this Agreement and single agreement or other agreements reached in between; wholly or partly suspend or terminate the release of rest loan and handling of remaining trading financing and guarantee business;

4.	Wholly or partly accelerate the expiration of unpaid loan, trading financing capital and other payables under this Agreement, single agreement and other agreements in between;
5.	Terminate this Agreement, wholly or partly terminate single agreement and other agreements in between;
6.	Request Party A to indemnify for its loss due to Party A’s default;
7.
Deduct money from Party A’s account opened in Party B’s location to wholly or partly pay off Party A’s debt payable to Party B. The unmatured money in this account shall be deemed as matured in advance. If different currencies are adopted, the exchange rate translation will be subject to Party B’s choice.

8.	Exercise the guarantee right;
9.	Request the Guarantor to bear responsibility of security;
10.	Other measures deems necessary by Party B.

Article IX Right Reservation
If one party doesn’t exercise its whole or part of rights under this Agreement and single agreement, or it doesn’t request the other party to perform and undertake its whole or part of obligations and rights, it couldn’t be deemed that such party has waiver its rights or the other party’s exemption from obligations and rights.
Any tolerance, extension or suspension of exercising of rights under this Agreement and single agreement exerted to one party by the other party would neither affect it enjoying the rights pursuant to this Agreement, single agreement or laws and regulations nor been deemed as giving up of the rights.
Article X Changes in, Amendments to and Termination of Agreement
Both parties agree to make changes to or amend this Agreement in written through negotiation, any change or amendment shall constitute a part of this Agreement.
Unless otherwise specified by laws and regulations or agreed by both parties, it is not allowed to terminate this Agreement before the fully performance of rights and obligations hereof.
Unless otherwise specified by laws and regulations or agreed by both parties, the ineffectiveness of any provision would not affect the legal force of other provisions under this Agreement.

Article XI Applicable Law and Dispute Settlement
Unless otherwise agreed by both parties, this Agreement and single agreement are applicable to laws of People’s Republic of China.
Unless otherwise agreed by both parties, after this Agreement and single agreement coming into force, any dispute raised from the signing and performing of this Agreement and single agreement or any dispute related to this Agreement and single agreement may be settled through negotiation. If it can not be settled after negotiation, any party may adopt the method as below for settlement:
1.	File a suit with a people’s court of jurisdiction.
During the period of dispute settlement, other provisions aren’t involve in the dispute shall keep being performed.

Article XII Appendix
The appendix as below and other appendix, single agreement confirmed by both parties constitute a part of this Agreement and shall have the same legal force.
Appendix: Agreement on Domestic Business Invoice Discount

Article XIII Other Agreements
1.	Party A shall not transfer any of rights and obligations under this Agreement and single agreement to third person without obtaining written consent from Party A.
2.
If Party A needs to entrust other institutions affiliated to Bank of China for business consideration, Party A approves this; other institutions affiliated to Bank of China been authorized by Party B is entitled to exercise all rights under this Agreement and single agreement, also entitled to file a suit with people’s court or apply for arbitration for any dispute raised hereunder.

3.	Under conditions of not affecting other provisions under this Agreement and single agreement, this Agreement is legally binding on both parties and their heirs and assignees elected by law.
4.
Unless otherwise agreed, both parties have appointed the place of residences as specified in this Agreement as mailing and contact address; they both agree to timely inform the other party in written for change of address.

5.
The titles and business names used in this Agreement are only for the convenience of expression. It is not allowed to use these terms as explanations to provision contents and rights and obligations of both parties.

6.
Where Party A fails to perform the agreement or perform the agreement as per specified provisions due to changes in laws and regulations and rules on supervision or the requirements of regulatory authorities, it may terminate this Agreement and single agreement hereunder or make changes on its performance accordingly. Party B will be exempt from liability for agreement termination or changes on agreement performance caused by reasons as above mentioned.

Article XIV Agreement Validity
This Agreement shall come into force from the date of signing and sealing by legal representatives, persons in charge or authorized persons of both parties.

This Agreement shall be executed in two original copies, each for both parties and each copy shall have the same legal force.

Party A: Kunming Shenghuo Pharmaceutical (Group) Co., Ltd.
Authorized Person: Qiong Hua Gao

Party B: Bank of China, Yunnan Branch
Authorized Person: Hui Lan Li

Date of Execution: July 29, 2011

Agreement on Domestic Business Invoice Discount

No.: (2011) 001

Seller：Kunming Shenghuo Pharmaceutical (Group) Co., Ltd.

Business License No.: 530100400000723

Legal Representative/Person-in-Charge）：Gui Hua Lan

Place of Residence: No.2 Jing You Road, Kunming Economic and Technological Development Zone

Post Code：650217

Account Information: Opened the account (No.137218406923) in Bank of China, Yunnan Branch

Tel：+86-871-7282608      Fax：+86-871-7282620

Factor: Bank of China, Yunnan Branch

Legal Representative/Person-in-Charge: Jiong Tan

Place of Residence：No. 515, Beijing Road, Kunming City

Post Code：650051

Tel：+86-871-3178394                        Fax：+86-871-3106038

Whereas:
The Seller intends to sell drugs in the term of credit sale to distributors (hereinafter referred to as “Buyer”), and use the business invoice discount service provided by Factor. According to relevant laws and rules, after the fully amicable negotiation between the two parties, the two parties entered into this contract to comply with it jointly.

This Agreement is a single agreement under the Master Agreement on Credit Business (No.: (2011)005) executed between the Seller and Factor.

General Principles

Article I From the date execution of this Agreement, the Seller assures that it will assist the Factor in conducting business according to related state laws and regulations and rules of Bank of China.
Article II Definitions of Certain Important Terms in This Agreement are as below:
1. Domestic Business Invoice Discount: indicates that the Seller transfers the accounts receivable generated from present or future sales or services contract entered into between the Seller and Buyer (Debtor) to the Factor, as a result, the Factor provides services of financing, account receivable collection, sales ledger administration for the Seller.
2. Line of Discount: indicates the maximum discount amount approved by the Factor for qualified acceptable accounts receivable been transferred at the request of Seller.
3. Business Invoice: indicates a document embodying rights or claims presented to Buyer by the Seller which is different from invoice made under supervision of SAT (State Administration of Taxation). A business invoice will list details of goods dispatched or services provided and amount payable by the Buyer, also enclosed with a notice of accounts receivable transfer.
4. Account Receivable: indicate a claim presented by business invoice which hasn’t been paid off by the Buyer.
5. Qualified Account Receivable: indicate a claim generated from the selling of drugs or providing of services in the term of credit by the Seller and hasn’t been paid off by the Buyer. It has no burden of being used for offset, write-off, guaranty, indemnity or other kinds of deduction; and when it is transferred to Factor by the Seller:
1) It hasn’t matured;
2) It is presented and paid by RMB only;
3) It will expire within 180 days (including 180 days) from the date invoice;
4) It is generated from normal business of the Seller, possessing legal and real trading background;
5) The Seller represents a legal creditor;
6) The transfer is not limited.

Validity of Line of Discount
Article III The Seller shall submit an Application on Line of Discount for Domestic Invoice when applies for a line of credit. The line of discount approved by Factor will come into force from the date of executing this Agreement. Details of the line of credit are as below:
1.	Approved Line of Discount: RMB 30 million.
2.	Valid Period: 12 months
3.	It represents a cycling line of discount.

Article IV Within the valid period of line of discount, the amount of qualified accounts receivable request for discount by the Seller shall not exceed the amount of line of discount approved by the Factor. The Factor promises to provide discount service for qualified accounts receivable within given line of discount.

Warranties and Statements by the Seller
with regard to Accounts Receivable and Transfer

Article V The Seller shall transfer all qualified accounts receivable generated following the date of coming into force of this Agreement to the Factor.

Article VI The Seller assures that each account receivable submitted to the Factor represents a true and friendly goods sale or service providing generated from normal business course. Each account receivable is within the Seller’s business scope and meets the requirements of payment and haven’t been used for guarantee in any form.
Article VII The Seller shall make sure that it represents the legal creditor to each account receivable which have been transferred to the Factor, and any interest and other fees could be collected from the Buyer which are related to the accounts receivable. Unless otherwise agreed by the Factor in written, such accounts receivable shall not be used for offset, write-off, guarantee, indemnity or other means of deduction.
Article VIII The Seller assures that it would not dispose the accounts receivable already been transferred to the Factor without obtaining the written consent from the Factor. The Seller should also not to transfer this Factoring Agreement without obtaining the written consent from the Factor.
Article IX The Seller assures that the Factor, as the assignee of accounts receivable, will enjoy all rights related to the transferred accounts receivable and it has transferred or delivered all document of title under the accounts receivable to the Factor.

Document Submission and Delivery
Article X After the goods shipment or service providing, the Seller shall submit and deliver the whole set of documents as specified in the underlying transaction contract as per the Factor’s instructions.
Article XI The Factor may request the Seller to provide any document and files related to such account receivable at any time.

Account Establishment and Check
Article XII The Factor is entitled to adopt the accounting method as it thinks appropriate to record the performance of each business and check related accounts with the Seller periodically.
Article XIII The Seller is required to establish a correspondent account to convenient the Factor in accounts checking. If the Seller hasn’t raised any dispute over the statement of account sent from the Factor within 7 days from the date of receipt, the statement of account shall be deemed as accurate.

Discount
Article XIV For intention of applying for a discount, the Seller is required to submit an Application on Financing through Discount of Domestic Business Invoice, two original copies of business invoices intended to be discounted, along with a statement of transfer of creditor’s claim, the original shipping document and its copy, and other related business documents and bills as required by the Factor.
Article XV The Factor will process the discount within 3 days of receipt of submitted Application and related documents and bills.
Article XVI Interest rate on financing, interest calculation and payment
The Factor has the right to determine by its judgment whether approving the application for discount or not, it can also determine the preconditions for discount, amount of discount, interest rate and term of discount. Details on discount financing and interest calculation and payment please refer to the provisions on the Application.

Payment
Article XVII Upon receipt of payment from the Buyer, the Factor is entitled to deduct the principal and interest in financing and related factoring fee at first and then, credit the balance to the Seller’s account.
Article XVIII If the Seller has received payment tools of cash or draft and such tools shall be used to pay off the accounts receivable which have been transferred to the Factor, it shall inform the Factor immediately and deliver the amounts or payment tools to the Factor. Otherwise, the Factor has the right to reduce or cancel the line of discount. The Factor is also entitled to deduct related financing principal and interest as well as fee from other funds owned by the Seller.

Factoring Fee
Article XIX The Factor is entitled to charge from Seller according to the self-determined standard.
Article XX Unless otherwise specified, the Seller shall pay factoring fee to the Factor during the course of transferring the accounts receivable.

Collection of Accounts Receivable and Recourse of Discount Charge
Article XXI The Factor shall take appropriate measures to collect the accounts receivable which have been transferred by the Seller from the Buyer prior to the date of expiration.

Article XXII If the accounts receivable which have been discounted for financing could not be collected back 30 days after the expiration of invoice, the Factor may choose to collect the principle and interest of financing capital immediately, it may also deduct money from the Seller’s account or collect the money back through other measures until the full collection of principle and interest of financing capital. Besides, a penalty interest will be collected as per requirements of this Agreement.

Statements and Commitments by the Seller
Article XXIII The Seller makes statements and commitments as below:
1.	It is legally registered and existed, possessing full capacity for civil conduct necessary to sign and perform this Agreement;
2.
The signing and performing of this Agreement represents the Seller’s real intentions, it has obtained legal and effective authorization as per requirements of its articles of incorporation or other documents on internal management; it would not violate any agreement, contract or other legal document binding to it; it has already obtained or will obtain all necessary approvals or registrations for the signing and performing of this Agreement.

3.	All documents, financial statements, vouchers and other materials provided to the Factor are authentic, complete, precise and valid;
4.
The trading background of applied business are true and legal, no intention of conducting illegal activities, such as money laundering; Any activity of providing document to the Factor as per its request shall not be interoperated as the Factor is responsible for examining the authenticity and legality of the transaction which the Seller engages in;

5.	It doesn’t hide any event that could have adverse affect to its financial condition and ability of contract performing from the Factor.
6.
If any event that could affect the Seller’s financial condition and ability of contract performing happen, including but not limited to any form of separation, merger, joint operation, joint venture, cooperation, contracting operation, restructure, reform, intention of going public and other changes in business pattern, reduction in registered capital, major transfer of assets or stock right, material liability undertaking, or set up new guarantee on collateral, attachment, dismiss, cancellation or bankruptcy of collateral, or involve in material litigation or arbitration; the Seller shall inform the Factor in a timely manner;

7.	If the transaction which is applied by the Seller for conduction has affiliated transaction involved in, the Seller shall inform the Factor about this before submitting the application;
8.
If the Buyer conducts a direct payment to other accounts owned by the Seller, the Seller assures that it will inform the Factor about this on the very date of receipt of payment; it will also transfer all amounts received to the Factor or dispose it as per the requirements of Factor.

Event of Default and Default Treatment
Article XXIV Happening of any of following events shall constitute Seller’s violation of this Agreement and single agreement:
1.  The Seller fails to perform its obligation of paying off as prescribed by this Agreement and single agreement;
2.	The Seller fails to use the obtained capital on specified purpose as prescribed by this Agreement and single agreement;
1.	The Seller makes untrue statement in this Agreement, or violates the commitment it has made in this Agreement;
2.	The Seller terminates operation or encounters dismiss, cancellation or bankruptcy;
3.	The Seller violates other provisions under this Agreement;
4.	The Seller conducts default activities under other agreements reached between the two parities or between the Seller and other institutions affiliated to Bank of China;
5.
Upon happening of condition as prescribed in Article XXIII.6, the Factor thinks it would affect the Seller or the Guarantor’s financial status and ability of contract performing, while the Seller is reluctant to provide new guarantee or change Guarantor as required by this Agreement;

Upon happening of above mentioned default events, the Factor may take any or all of following measures:
1.	Request the Seller to correct its default activities within given period;
2.
Wholly or partly suspend or terminate the Seller’s business application under this Agreement or other agreements reached in between; wholly or partly suspend or terminate the release of rest loan and handling of remaining trading financing business;

3.	Wholly or partly accelerate the expiration of unpaid loan, trading financing capital and other payables under this Agreement, single agreement and other agreements in between;
4.	Terminate this Agreement, wholly or partly terminate single agreement and other agreements in between;
5.	Request the Seller to indemnify for its loss due to the Seller’s default;
6.
Deduct money from the Seller’s account opened in the Factor’s location to wholly or partly pay off the Seller’s debt payable to the Factor. The unmatured money in this account shall be deemed as matured in advance. If different currencies are adopted, the exchange rate translation will be subject to the Factor’s choice.

7.	Other measures deems necessary by the Factor.
8.	The Factor may choose to exercise the guarantee right;

Validity of, Amendments to and Termination of Agreement
Article XXV This Agreement will come into force from the date of signing and sealing by legal representatives, persons in charge and authorized persons of both parties.

This Agreement shall be made out in duplicate, each for each party and each copy shall have the same legal force.

Article XXVI This Agreement will be terminated from the expiration date of the line of discount approved by the Factor.

The termination of this Agreement would not affect the rights and obligations arising from the Agreement prior to its termination. The rest rights and obligations shall be fully performed.

Article XXVII Unless otherwise specified, neither party should change provisions under this Agreement unilaterally without obtaining the written consent from the other party. If one party intends to make any amendment to any provision under this Agreement, it shall inform the other party in written and the amendment shall only be deemed as effective after obtaining the written consent from the other party.

Applicable Law and Dispute Settlement
Article XXVIII This Agreement is applicable to laws of People’s Republic of China.

Article XXIX After this Agreement coming into force, any dispute raised from the signing and performing of this Agreement or any dispute related to this Agreement may be settled through negotiation. If it can not be settled after negotiation, any party may adopt the method as below for settlement:
1.	File a suit with a people’s court of jurisdiction.

During the period of dispute settlement, other provisions aren’t involve in the dispute shall keep being performed.

Right Reservation
Article XXX If one party doesn’t exercise its whole or part of rights under this Agreement and single agreement, or it doesn’t request the other party to perform and undertake its whole or part of obligations and rights, it couldn’t be deemed that such party has waiver its rights or the other party’s exemption from obligations and rights.
Any tolerance, extension or suspension of exercising of rights under this Agreement and single agreement exerted to one party by the other party would neither affect it enjoying the rights pursuant to this Agreement, single agreement or laws and regulations nor been deemed as giving up of the rights.

Other Matters
Article XXXI The Seller shall not transfer any of rights and obligations under this Agreement to third person without obtaining written consent from the Factor.

If the Factor needs to entrust other institutions affiliated to Bank of China for business consideration, the Seller approves this; other institutions affiliated to Bank of China been authorized by the Factor is entitled to exercise all rights and obligations under this Agreement, also entitled to file a suit with people’s court or apply for arbitration for any dispute raised hereunder.

Under conditions of not affecting other provisions under this Agreement, this Agreement is legally binding on both parties and their heirs and assignees elected by law.

Article XXXII Where the Factor fails to perform the agreement or perform the agreement as per specified provisions due to changes in laws and regulations and rules on supervision or the requirements of regulatory authorities, it may terminate this Agreement hereunder or make changes on its performance accordingly. The Factor will be exempt from liability for agreement termination or changes on agreement performance caused by reasons as above mentioned.

Article XXXIII Unless otherwise agreed, both parties have appointed the place of residences as specified in this Agreement as mailing and contact address; they both agree to timely inform the other party in written for change of address.

Factor: Bank of China, Yunnan Branch
Authorized Person: Hui Lan Li

Seller: Kunming Shenghuo Pharmaceutical (Group) Co., Ltd.
Authorized Person: Qiong Hua Gao

Date of Execution: July 29, 2011